Exhibit F-2


                                          July 23, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   GPU, Inc.
                  Application on Form U-1
                  SEC File No. 70-7607
            -----------------------------

Ladies and Gentlemen:

            We have examined Post-Effective Amendment No. 1, dated June 16, 1999 to the Application on Form U-1, dated December 29, 1988, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc. ("GPU"), with the Securities and Exchange Commission and docketed in SEC File No. 70-7607, as amended by Post-Effective Amendment No. 2, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application".) The Application contemplates the extension of the authorization for GPU to issue additional shares of common stock under its Restricted Stock Plan for Outside Directors (the "Plan") under the Act to December 31, 2008.

            We have been counsel in Pennsylvania to GPU and its Pennsylvania subsidiaries for many years. In such capacity we have participated in various proceedings relating to GPU and its Pennsylvania subsidiaries, and we are familiar with the corporate records and the terms of the outstanding securities of GPU and its Pennsylvania subsidiaries. We have reviewed and will review the corporate proceedings taken and proposed to be taken in connection with the Plan as described in the Application. We have also examined such corporate records, documents and certificates as we have deemed necessary as a basis for this opinion.

            Based upon the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission




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shall have entered an order  forthwith  permitting  the  Application to become effective,

            (a) GPU is validly organized and duly subsisting under the laws of the Commonwealth of Pennsylvania;

            (b) all Pennsylvania laws applicable to the proposed transactions will have been complied with;

            (c) the shares of GPU's Common Stock issued under the Plan will be validly issued, fully paid and non-assessable and, upon the lapse of any restrictions with respect to such shares imposed by the Plan, the holders of such shares will be entitled to the rights and privileges appertaining thereto as set forth in GPU's Articles of Incorporation, as amended; and

            (d) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by GPU or its Pennsylvania subsidiaries.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                   Very truly yours,


                                   RYAN, RUSSELL, OGDEN & SELTZER LLP






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